Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of Union Bankshares, Inc. and Subsidiary of our report dated March 15, 2016 with respect to the consolidated financial statements included in the 2015 Annual Report to Stockholders of Union Bankshares.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-209815) pertaining to the Union Bankshares Dividend Reinvestment Plan of our report dated March 15, 2016, with respect to the consolidated financial statements, incorporated therein by reference, of Union Bankshares included in the Annual Report (Form 10‑K) for the year ended December 31, 2015.

Portland, Maine
March 15, 2016
Vermont Registration No. 92-0000278